M3Sixty Funds Trust 485BPOS

Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2017, relating to the financial statements and financial highlights of Cognios Market Neutral Large Cap Fund, a series of ALPS Series Trust (the predecessor to the Cognios Market Neutral Large Cap Fund, a series of M3Sixty Funds Trust), for the year ended September 30, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

May 2, 2018